Exhibit 10.16

                        CHANGE IN CONTROL SEVERANCE PLAN
                 FOR CERTAIN COVERED EXECUTIVES AND EMPLOYEES OF
                         SAMARITAN PHARMACEUTICALS, INC.

          WHEREAS, the Compensation Committee of the Board of Directors of Samaritan Pharmaceuticals, Inc. (the "Committee") recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat, or the occurrence, of a Change in Control can result in significant distraction of its personnel because of the uncertainties inherent in such a situation;

          WHEREAS, the Compensation Committee of the Board has determined that it is essential and in the best interest of the Company (as hereinafter defined) and its stockholders to retain the services of the employees (the "Participants") (as hereinafter defined) in the event of a threat, or occurrence, of a Change in Control and to ensure the Participants' continued dedication and efforts in such event without undue concern for the Participants' personal financial and employment security; and

          WHEREAS, in order to induce the Participants to remain in the employ of the Company, particularly in the event of a threat, or the occurrence, of a Change in Control, the Company desires to establish this Change in Control Severance Plan for Certain Covered Participants of Samaritan Pharmaceuticals, Inc. (the "Plan") to provide the Participants with certain benefits in the event of certain terminations of their employment in connection with a Change in Control.

          NOW, THEREFORE, the Company does hereby establish the Plan, in accordance with the following terms:

1. Term of Plan; Affect on Other Plans.

This Plan shall become effective on the Effective Date (as hereinafter defined) and remain in effect for three (3) full years. However, at the end of such three
(3) year period and, if extended, at the end of each additional three (3) year thereafter, the term of this Agreement shall be extended automatically for three
(3) additional years, unless either party delivers written notice six (6) months prior to the end of such term, or extended term, stating that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress. However, in the event of a Change in Control of the Company, (as hereinafter defined), the term of this Agreement shall automatically be extended for three (3) years from the date of the Change in Control.

This Plan shall not apply upon any termination of employment of the Participant which occurs prior to a Change in Control except as provided in Section 4(a)
(ii) hereof. For purposes of this Plan, the foregoing provision shall constitute the "Term" of this Plan. The termination of the Participant's employment with any Employer (as hereinafter defined) shall not be deemed to be a termination of employment for purposes of this Plan if the Participant continues thereafter to be employed by any other Employer. This Plan supersedes any other severance plan applicable to Participants in this Plan. This Plan does not affect any other severance plan applicable to employees who are not Participants in this Plan.

2. Participants Covered.

This Plan shall apply to the Participants (as hereinafter defined) who are employed by the Company for immediately prior to a Change in Control or involuntarily terminated without Cause in anticipation of a Change in Control.

3. Definitions.

For purposes of this Plan, the following definitions shall apply:

"Participant" shall mean the Chief Executive Officer, Chief Operating Officer, Senior Vice Presidents, Vice Presidents, Directors and other employees of any employer.

"Cause" shall mean the termination of a Participant due to:

(i) The Participant's willful or continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Participant's Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed his duties, and the Participant has failed to remedy the situation within thirty (30) business days of such written notice from the Company; or

(ii) The Participant's willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. However, no act or failure to act on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.; or

(iii) The conviction of a felony that results in personal enrichment for the Participant at the expense of the company.

"Change of Control" means


         (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities;

         (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation;


         (c) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction, or series of related transactions, having similar effect);

         (d) there occurs a change in the composition of the Board of Directors of the Company within a three-year period, as a result of which fewer than a majority of the directors are Incumbent Directors;


         (e) the dissolution or liquidation of the Company; or


         (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

"Disability" shall mean the Participant's absence from the full-time performance of the Participant's duties (as such duties existed immediately prior to such absence) for 180 consecutive business days, when the Participant is disabled as a result of incapacity due to physical or mental illness.

"Effective Date" means the date this Agreement is approved by the Board or the Committee, or such other date as the Board or Committee shall designate in its resolution approving this Agreement, and as specified in the Term of Plan section of this Agreement.

"Employer" shall mean the Company or any subsidiary thereof, or any successors in interest thereto or acquiror thereof.

"Good Reason" shall mean the occurrence, during the Term of this Plan, of any of the following without the Participant's express written consent:

                    (i) a reduction in Participant's title or the assignment of
                Participant to duties which result in a substantial diminution of Participant's position, duties or responsibilities as in existence prior to the Change in Control, excluding an isolated and/or, inadvertent action which is remedied by Employer within thirty (30) days after written notice of the same is given by Participant to Employer or a temporary or occasional assignment (not to exceed 90 business days) by the Board or the Participant's management made for reasons of business necessity in the good faith judgment of the Board or the Participant's management;

                    (ii) any reduction of more than 10% in the Participant's
                annual base salary or cash bonus percentage target from the annual base salary or cash bonus percentage target in effect prior to the Change in Control;

                    (iii) any requirement that Participant be based at location more than 50 miles from the location at which the Participant was based prior to the Change in Control;

                    (iv) any failure by the Company to obtain from any
                successors in interest to, or acquiror of, the Company a written agreement reasonably satisfactory to the Participant to assume and perform this Plan, as contemplated by Section 13(a) hereof; and

                     (v) any violation of a material term of this Plan by
                Employer or Employer's successors in interest. In no event will failure by a Participant to claim that an event meeting any of the elements of the foregoing definition be deemed to be a waiver of the Participant's right to terminate his or her employment for Good Reason, unless that claim is not filed within one year of the Effective Date, as previously defined, of a Change of Control.

"Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provisions so indicated.

"Retirement" shall mean a voluntary termination of employment by the Participant pursuant to late, normal or early retirement under a qualified pension plan (which may include a defined benefit plan or a defined contribution plan) sponsored by an Employer, as defined in such plan, but only if such retirement occurs prior to a termination by an Employer without Cause or by the Participant for Good Reason.

4. Termination of Employment; Compensation Upon Termination of Employment.

(a) Termination without Cause by the Company or for Good Reason by the Participant.

         (i) The Participant shall be entitled to the compensation provided for in Section 4(b) hereof, if, within twelve months after the Effective Date of a Change in Control, the Participant's employment by an Employer shall be terminated (A) by an Employer for any reason other than the Participant's Disability or Retirement, the Participant's death, or for Cause, or (B) by the Participant with Good Reason.

         (ii) In addition, the Participant shall be entitled to the compensation provided for in Section 4(b) hereof, if the following events occur:

                  (A) an agreement is signed which, if consummated, would result in a Change in Control,
                  (B) the Participant is terminated without Cause by an Employer or terminates employment with Good Reason prior to the anticipated Change in Control, and

                  (C) such termination (or the action leading to the termination of employment in the case of Good Reason) is at the request or suggestion of the Board, acquiror or merger partner or otherwise in connection with the anticipate Change in Control.

(b) Compensation Upon Termination of Employment upon a Change in Control.

If, during the Term of this Plan, the Participant's employment by an Employer shall be terminated in accordance with Section 4(a) (the "Termination"), the Participant shall be entitled to all of the following payments and benefits:

(i) Severance.

         The Company shall pay or cause to be paid to the Participant a cash severance calculated based on a multiplier of four (4) months of base salary for every year of service up to maximum in accordance with the chart below:

         Job Title/Job Category              Severance Multiplier Maximum
         -----------------------------       -----------------------------------
         Other Designated Participants       Twenty Four Months
         Director                            Twenty Four Months
         Vice President                      Twenty Four Months
         Senior Executive                    Twenty Four Months
         Chief Financial Officer             Thirty Six Months
         Chief Executive Officer             Thirty Six Months

         The severance amount equals the applicable multiplier times the sum of

         (A) the Participant's highest annual rate of base salary as reported on the participants W-2 for employee or on the participants 1099 for directors within the thirty six (36) month period immediately preceding the Effective Date of the Change in Control and

         (B) the Participant's maximum annual target bonus in effect upon the date of the Change in Control under the Company's bonus plan OR the Participant's actual earned commission incentive for the last two quarters, which will be annualized, prior to the Change in Control, not to exceed the target at 100% of achievement as defined in the Company's Sales Incentive Plan in effect upon the date of the Change in Control.

         For purposes of this Plan, Sales Participants shall have a bonus target calculated at 40% of base salary. This cash severance amount shall be payable in a lump sum calculated without any discount.

         (ii) Additional Payments and Benefits. The Participant shall also be entitled to:

         (A) a lump sum cash payment equal to the sum of (I) the Participant's accrued but unpaid annual base salary through the date of Termination, and (II) any accrued, unused vacation pay, in each case, in full satisfaction of Participant's rights thereto.

         (B) Participant and his/her dependents shall then be eligible to receive medical coverage under COBRA in accordance with the terms of COBRA coverage offered to the Company's employees. The Company or successors shall not be responsible for a Participant's failure to elect COBRA coverage in accordance with the materials distributed to the Participant.

         (C) all other accrued or vested benefits in accordance with the terms of the applicable plan (i.e., the 401(k) plan), which shall be vested as of the date of Termination

         (iii) All lump sum payments under Section 4(b) shall be paid as soon as administratively possible but no later than 21 business days after Participant's executed, written release is received, processed, and becomes binding on Participant and Company.

(c) Withholding. Payments and benefits provided pursuant to Section 4(b) shall be subject to any applicable payroll and other taxes required to be withheld.

5. Compensation Upon Termination for Death, Disability or Retirement.

If a Participant's employment is terminated by reason of Death, Disability or Retirement prior to any Termination, and not in anticipation of a Change in Control, Participant will receive:(a) the sum of (i) Participant's accrued but unpaid base salary through the date of termination of employment, and (ii) any accrued, unused vacation pay; and (b) other accrued or vested benefits in accordance with the terms of the applicable plan.

6. Notice of Termination.

(a) Termination for Cause after Change of Control.

Termination of the Participant for Cause shall be made by delivery to the Participant of a Notice of Termination (as defined above), given to the Participant after the Participant has been given thirty (30) days prior written notice of the Company's intent to terminate the Participant for Cause, specifying the basis for such termination and the particulars thereof. The Notice of Termination shall state that, in the reasonable judgment of the Company, the conduct or event set forth in any of clauses (i) through (iii) of the definition of Cause set forth in Section 3 above has occurred and that such occurrence warrants the Participant's termination of employment for Cause.

(b) Termination for Good Reason after Change of Control.

In the event that the Participant provides the Company with a Notice of Termination (as defined above) referencing the definition of Good Reason set forth in Section 3 above, the Company shall have thirty (30) days after receipt of written notice to resolve the circumstances alleged to constitute Good Reason. The Participant's written notice must specify the particular circumstances alleged to constitute Good Reason and Participant's intention to terminate his or her employment unless circumstances giving rise to such Good Reason are cured within such thirty (30) day period.

(c) Miscellaneous.

Any purported termination of the Participant's employment after Change of Control (other than on account of Participant's death) with an Employer shall be communicated by a Notice of Termination to the Participant, if such termination is by an employer, or to an Employer, if such termination is by the Participant. For purposes of this Plan, no purported termination of Participant's employment with an Employer shall be effective without such a Notice of Termination having been given.

7. Confidentiality, No Solicitation; Non-Disparagement.

(a) The Participant shall retain in confidence any and all confidential information concerning the Employer and its respective businesses which is now known or hereafter becomes known to the Participant, except as otherwise required by law and except information (i) ascertainable or obtained from public information, (ii) received by the Participant at any time after the Participant's employment by the Employer shall have terminated, from a third party not employed by or otherwise affiliated with the Employer or (iii) which is or becomes known to the public by any means other than a breach of this
Section 7,

(b) The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Employer and its affiliates and, accordingly, agrees that, without the Company's prior written consent, the Participant shall not, directly or indirectly, at any time during the twelve (12) month period following the date of Termination, offer unsolicited employment to any person who has been employed by the Company at any time during the three months immediately preceding the date of Termination. This provision remains in effect for the time frame after termination equal to the severance calculation multiplier referenced in section 4(B)(i)

(c) The Participant shall not in any way publicly disparage the Employer or any shareholders, directors, officers, or employees thereof at any time; provided, that in the event of any such occurrence, Employer shall be entitled to immediately cease any payments and benefits to which the Participant would otherwise be entitled pursuant to this Plan. For purposes of this Section 7(c), the commencement or continuation of any legal proceedings involving matters such as Participant's performance, conduct, etc., shall not constitute "disparagement."

(d) The provisions of this Section 7 are supplemental to, and do not supercede, any other obligations the Participant has to the Company.

8. Non-Exclusivity of Rights.

Nothing in this Plan shall prevent or limit the Participant's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any written agreements with the Company (although any such severance benefits reduce the severance payable under this Plan). Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Plan.

9. Third Party Beneficiary; Joint and Several Liability.

(a) Each Participant covered under this Plan shall have third party beneficiary rights with respect to the Participant's rights and entitlements hereunder and may file suit on his or her behalf in a court of competent jurisdiction to enforce such rights and entitlements.

(b) Each entity included in the definition of "Employer" and any successors or assigns shall be jointly and severally liable with the Company under this Plan.


10. Governing Law; Venue.

 This Plan shall be governed by and construed in accordance with the laws of Nevada, without giving effect to principles of conflicts of law, provided that matters of corporate law, including issuance of shares of common stock of the Company, shall be governed by Nevada Revised Statutes. Any suit with respect hereto will be brought in the federal or state courts in the districts of Nevada, and the parties hereby agree and submit to the personal jurisdiction and venue thereof.

11. Successors and Assignment.

(a) This Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall explicitly require any successor or assign to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that the Company would be required to perform under the Plan if no such succession or assignment had taken place. As used in this Plan, "Company" shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all the stock of the Company or to all or substantially all of the Company's business or assets (other than with respect to sales of assets in the ordinary course of business, securitization and whole loan sales provided by the Company's interim and permanent financing arrangements) which executes and delivers an agreement provided for in this
Section 113(a) or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law, including any parent or subsidiary of such a successor.

(b) This Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant should die while any amount would be payable to the Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant's estate or designated beneficiary. Neither this Plan nor any right arising hereunder may be assigned or pledged by the Participant.

12. Severability.

The provisions of this Plan shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

13. Right to Interpret Plan; Amendment or Termination. (a) Exclusive Discretion.

The Plan Administrator shall have the exclusive and final discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons. (b) Amendment or Termination. The Company also reserves the right to amend or discontinue this Plan or the benefits provided hereunder at any time. However, this Plan may not be amended or terminated during the period commencing on the date of a Change in Control and ending on the twelfth month following the Change in Control. In addition, no such amendment or termination after the inception of this Plan shall affect the right to any unpaid benefit of any Eligible Employee whose termination date has occurred prior to amendment or termination of the Plan. Any action amending or terminating the Plan shall be in writing and executed by the Chief Executive Officer or Chief Financial Officer of the Company.

14. No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.

15. Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA") and, to the extent not preempted by ERISA, the laws of the State of Nevada.

16. Claims, Inquiries and Appeal.

(a) Applications for Benefits and Inquiries.

Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing. The Plan Administrator will make a decision in its sole discretion. The Plan Administrator is: the Compensation Committee of the Board of Directors of Samaritan Pharmaceuticals, Inc. Inquiries to the Plan Administrator should be addressed to:

                    Samaritan Pharmaceuticals, Inc.
                    101 Convention Center Drive, Suite 310
                    Las Vegas, NV 89109

(b) Denial of Claims.

In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant's right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan's review procedure.

This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period. In the event that the claim relates to a Participant's benefits payable due to Disability under the Plan, the time periods in this section shall be replaced with a 45 day initial period and a 30 day extension period.

 This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

(c) Request for a Review.

Any person (or that person's authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review shall be in writing and shall be addressed to:

              Samaritan Pharmaceuticals, Inc.
              101 Convention Center Drive, Suite 310
              Las Vegas, NV 89109

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

(d) Decision on Review.

The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. In the event that the appeal relates to a Participant's benefits payable due to a Disability under the Plan, the 60 day time periods in this section will be replaced with 45 day periods. The Plan Administrator will make a decision in its sole and final discretion and give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.

(e) Rules and Procedures.

The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant's own expense. (f) exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by
Section 16(a) above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator's failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 16(c) above and (iv) has been notified in writing that the Plan Administrator has denied the appeal.

17. Basis Of Payments To And From Plan.

All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

18. Excise Tax

In the event that any payments or benefits to be received by one or more of Executives in connection with a Change in Control (collectively, the "Payments") will be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), then, subject to the two paragraphs immediately following this paragraph, Company shall pay to each Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by each Executive, after deduction of any Excise Tax on the Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments to each Executive; provided, however, that in no event shall the Gross-Up Payment to the Executives exceed One Million Dollars in the aggregate. In the event that the Gross-Up Payment would exceed One Million Dollars in the aggregate, the Gross-Up Payment shall be divided between the Executives on a pro rata basis based upon their relative exposure to the Excise Tax (calculated without giving effect to any portion of the Gross-Up Payment). The Gross-Up Payment shall be made by Company to each Executive immediately upon the payment to each such Executive of the Payments.

Notwithstanding the foregoing, in the event that (i) the Gross-Up Payment to the Executives would, but for the limitations set forth in the paragraph above, exceed One Million Dollars in the aggregate, and (ii) an Executive becomes entitled to a pro rata portion of the Gross-Up Payment based upon his or her relative exposure to the Excise Tax (as provided above), then, notwithstanding the foregoing, such Executive's Payments shall not exceed the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax or (y) the largest portion of the Payments, up to and including the total Payments, whichever amount, after taking into account (I) all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate) and (II) the Gross-Up Payment, results in the Executive's receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payments occur: reduction of the Gross-Up Payment; reduction of other cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive's stock awards unless the Executive elects in writing a different order for cancellation.

Except as otherwise provided in a written agreement between the Company and a Participant, any determination required under the immediately preceding paragraph shall be made in writing in good faith by the Accounting Firm (as defined below). For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make such a determination. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph.

For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of an accounting firm or consulting firm with particular expertise regarding Excise Tax ("Accounting Firm") reasonably acceptable to each Executive and selected by the accounting firm which was, immediately prior to the Change in Control, Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) should not be treated by the courts as subject to the Excise Tax, (B) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Accounting Firm, such excess parachute payments (in whole or in part) should not be treated by the courts as subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Accounting Firm shall not be a firm providing auditing or accounting services to any entity involved in the Change of Control. Fees and expenses of Accounting Firm and the Auditor shall be borne solely by Company.

For purposes of determining the amount of the Gross-Up Payment, each Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of each Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

19. Other Plan Information.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the "Plan Sponsor" as that term is used in ERISA) by the Internal Revenue Service is 88-0431538. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 3000

(b) Ending Date for Plan's Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan's records is December 31, 2006, and December 31 of every calendar year thereafter.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

               Samaritan Pharmaceuticals, Inc.
               101 Convention Center Drive, Suite 310
               Las Vegas, NV 89109


(d) Plan Sponsor and Administrator.

The "Plan Sponsor" and the "Plan Administrator" of the Plan is the Compensation Committee of the Board of Directors of Samaritan Pharmaceuticals, Inc. Inquiries to the Plan Administrator should be addressed to:

               Samaritan Pharmaceuticals, Inc.
               101 Convention Center Drive, Suite 310
               Las Vegas, NV 89109

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

20. Statement Of ERISA Rights

Participants in this Plan (which is a welfare benefit plan sponsored by Network Access Solutions Corporation) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to: (a) Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all documents governing the Plan and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;
(b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies; (c) Receive a summary of the Plan's annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with 100 or more participants must file these annual reports.) The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report. In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210.

21. Execution.

To record the adoption of the Plan as set forth herein, effective as of May 30, 2006, has caused its duly authorized Director to execute this Plan Document this 30th day of May, 2006.


                               By: /s/ Cynthia Thompson
                                   ------------------------------------
                                   Name:  Cynthia Thompson
                                   Title: Chairman of the Compensation Committee